Exhibit H-1

              SERVICE AND PROCUREMENT AGREEMENT

     This Service and Procurement Agreement (Agreement) is made and entered into as of this 18 day of February, 1993, by and between Kansas City Power & Light Company (KCPL) and
KLT, Inc. (KLT).

     WITNESSETH:

     Whereas, KLT is a subsidiary of KCPL, and will be engaged in various non-utility business activities, and

     Whereas, KLT may from time to time require for its internal use and purposes goods and services which KCPL is able to supply, and

     Whereas, the parties wish to enter into a continuing agreement providing for the rendering of certain goods and services by KCPL to KLT.

     NOW, THEREFORE, the parties agree as follows:

     1. GOODS AND SERVICES. This Agreement covers only goods and services for KLT's own internal administrative and general use and purposes. Examples of these goods and services include (but are not limited to): bookkeeping and other accounting services; clerical services; legal services; financial services; office equipment; telephone equipment and services; and office supplies. Engineering services are specifically EXCLUDED from the scope of this agreement. KLT agrees to not incorporate or include any of these KCPL-provided goods and services in any goods or services provided by KLT to any third party.

KLT may, from time to time, request in writing (Request) from KCPL certain goods and services for its internal use and purposes. KCPL may, but has no obligation to, agree to provide such goods and services in accordance with the terms of this Agreement and the associated Request.

     2. REQUEST. Each Request accepted by KCPL shall be incorporated into and form and part of this Agreement. If there is a conflict between this Agreement and any Request, the terms of the Request shall govern the provision of services and goods involved. Each Request shall contain such information concerning the services to be performed or goods to be delivered, the schedule for delivery, the applicable charges, and other matters as is reasonable given the nature of the goods or services requested.

     3. CHARGES AND TERMS AND PAYMENT. Unless otherwise agreed, charges for services shall reflect actual direct labor rates and all applicable loadings, including associated fringe benefits, payroll and other taxes, and allocated overheads. There shall also be charged a fee of 15% of the total direct labor charges and applicable loadings. KLT agrees to pay for reasonable out-of-pocket costs and expenses required and actually incurred in performing services, provided that KCPL has obtained KLT's prior written consent and submitted supporting documentation satisfactory to KLT.

     KCPL shall be responsible for the payment of any and all taxes whatsoever which may be assessed against KCPL or which may apply to the performance of work or the payment for work or goods. KLT shall remit to KCPL all taxes levied against or upon the services and/or goods provided hereunder, or arising out of this Agreement excluding, however, taxes based upon KCPL's net income.

     Unless another payment schedule is specified on the Request, KCPL shall invoice KLT quarterly in arrears. If requested by KLT, KCPL shall submit with the invoice reasonable backup documentation for all amounts invoiced. All invoices, except for amount disputed by KLT, shall be payable within thirty days of receipt. Any disputed amounts shall not affect payment of undisputed charges and expenses.

     KCPL shall maintain complete and accurate accounting records to substantiate its charges. Such records shall be made available for review by KLT upon no less than fifteen days prior written notice for a period of one year form the date of final payment of the charges.

     4.   INDEPENDENT CONTRACTOR.  KCPL and KLT agree that
KCPL is an independent contractor and its personnel are not employees or agents of KLT for federal tax purposes or any other purposes whatever. KCPL will be solely responsible for directing the work of its personnel. KCPL is solely responsible for the compensation of its employees assigned to perform services hereunder, and payment of workmen's compensation, disability and other similar benefits, unemployment and other similar insurance, and for withholding income and other taxes and social security.

     5. CONFIDENTIAL INFORMATION. Each party agrees to regard and preserve as confidential all information received from the other party and related to the business activities of the other party, exclusive of any information in the public domain. Each party agrees to hold such information in trust and confidence for the other party and not to disclose such information to any person, firm or enterprise or use such information for its own benefit or to the detriment of the other party. A party may, however, disclose all or any part of the confidential information if such disclosure is required in order to comply with a subpoena or order issued by a court of competent jurisdiction, or as required by law, regulation or action of a regulatory agency ("Disclosure"); PROVIDED that the party
(i) immediately notifies the other party of the existence, terms and circumstances surrounding the Disclosure, (ii) consult with the other party on the advisability of taking legally available steps to resist or narrow the scope of the Disclosure, and (iii) if the Disclosure is required, exercises its best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which the other party so designates.

     6. EXCUSABLE DELAY. Neither party shall be liable for any delay or failure to perform (EXCEPT the failure to pay money when due) due to causes beyond its reasonable control and without fault or negligence of the party asserting such delay or failure to perform.

     7. ASSIGNMENT. Neither party may assign this Agreement or any rights hereunder, or may delegate the performance of any duty under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any attempt to so assign or delegate, without prior written consent, shall be void AB INITIO. Provided, however, that KCPL may so assign or delegate to a parent or subsidiary corporation, or as part of a consolidation, merger or sale of all or substantially all of KCPL's assets, without prior written consent.

     8. NOTICES. All notices shall be in writing and delivered personally, by facsimile or properly mailed, United States first-class mail, postage prepaid, to:


As to KCPL:      Neil A. Roadman
                 Controller
                 Kansas City Power & Light Company
                 P.O. Box 418679
                 Kansas City, MO 64141-9679

As to KLT:       B. J. Beaudoin
                 President
                 KLT, Inc.
                 P.O. Box 410233
                 Kansas City, MO 64141-9679

or to such other address or addressee as either party may designate by written notice. Any such notice shall be deemed given on the date delivered or placed in the mail as specified.

     9. WAIVER. No failure or delay (in whole or in part) on the part of either party to exercise any right or remedy hereunder shall impair such right or remedy, operate as a waiver thereof, or affect any other right or remedy hereunder. All rights and remedies hereunder are cumulative and are not exclusive of any other rights or remedies provided hereunder or by law or equity.

     10. HEADINGS. Headings are for reference only and are not intended to affect the meaning of any terms.

     11. INVALIDITY. If any provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions shall continue unimpaired.

     12. TERM AND TERMINATION. This Agreement shall have an initial term of one year form the date first above written. Thereafter, the term shall be automatically renewed for subsequent one year periods. However, either party may terminate this Agreement by giving thirty days written notice to the other party prior to the ten-current anniversary date. Any termination of this Agreement shall not relieve the parties of any obligations to the other for work undertaken or expenses incurred in the performance of such work prior to the date of terminination.

     13. GOVERNING LAW. This Agreement shall be construed and enforced under the laws of the State of Missouri, without regard for the conflict of laws provisions thereof.

     14. ENTIRE AGREEMENT. This Agreement, together with the Requests hereto, contains the entire agreement between the parties and supersedes any prior or inconsistent agreements, negotiations, representations and promises, whether written or oral.

     IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.

                         Kansas City Power & Light Company

                         /s/ Neil Roadman

Attest:

/s/ Jeanie Sell Latz

                         KLT, Inc.

                         /s/ B. J. Beaudoin

Attest:

/s/ Janee C. Rosenthal